Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "DEFENSE TECHNOLOGIES INTERNATIONAL CORP.", FILED IN THIS OFFICE ON THE TWENTIETH DAY OF NOVEMBER, A.D. 2020, AT 11:51 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

2899854 8100
SR# 20208456660

Authentication: 204144257
Date: 11-23-20

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:51 AM 11/20/2020
FILED 11:51 AM 11/20/2020
SR 20208456660 - File Number 2899854

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

of

Defense Technologies International Corp.

The undersigned officer of **Defense Technologies International Corp. (DTII)**, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

FIRST: That at a meeting of the Board of Directors of **Defense Technologies International Corp.**

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof numbered "Four" so that, as amended said Articles shall be and read as follows:

Article Four:

a) the total number of Common Shares of stock which the corporation shall have authority to issue shall be Four hundred million (400,000,000) and the par value of each share shall be $0.0001; and

b) the total number of Preferred Shares of Stock which the corporation shall have authority to issue shall be twenty million (20,000,000) and the par value of each share shall be $0.0001, and the corporation shall be authorized to designate the 20,000,000 Preferred Shares in various Series with rights and preferences as decided by the board of directors of the Corporation.

c) the Preferred Shares shall be designated as follows:

- 5 million shares as Series 'A'; 5 million shares as Series 'B' and 1.5 million shares as Series 'C':
- Series 'A' shares shall be convertible to 10 common voting shares of the Company and Series 'A' shares shall have 100 votes per share without any limitations or restrictions; and
- Series 'B' shares shall be convertible to 10 common voting shares of the Company and Series 'B' shares shall have no voting rights what so ever.
- Series 'C' shares shall be convertible to 10 common voting shares of the Company and Series 'C' shares shall have no voting rights what so ever.

Second: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed

this 16th day of November 2020.

By: ______________________

Authorized Officer
Title: President, Director and CEO
Name: Merrill W. Moses, Authorized Officer